UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 16, 2007
DEALERTRACK HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51653	52-2336218

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Marcus Ave., Suite M04, Lake Success, NY	11042

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 516-734-3600
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 7.01 REGULATION FD DISCLOSURE
SIGNATURES
EXHIBIT INDEX
EX-2.1: SHARES PURCHASE AGREEMENT
EX-99.1: PRESS RELEASE

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On January 18, 2007, DealerTrack Holdings, Inc., a Delaware Corporation (the “Company”) announced that it had entered into a Shares Purchase Agreement, made as of January 16, 2007, among certain shareholders of Curomax Corporation and all of the shareholders of 2044904 Ontario Inc., 2044903 Ontario Inc. and 2044905 Ontario Inc. and 6680968 Canada Inc. for a cash purchase price of approximately $44 million Canadian dollars (CAD), or approximately $37.4 million USD. An additional $2.25 million CAD (approximately $1.9 million USD) cash consideration may be paid out based upon the achievement of certain operational objectives over the next 24 months. Curomax’s revenue for the 12 months ended September 30, 2006 was approximately $12 million CAD (approximately $10.2 million USD). The foregoing description is qualified in its entirety by reference to the Shares Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.
ITEM 7.01 REGULATION FD DISCLOSURE
On January 18, 2007, the Company issued a press release entitled “DealerTrack to Acquire Curomax Corporation” a copy of which is furnished with this Current Report on Form 8-K as Exhibit 99.1.
(c) Exhibits.

Exhibit
No.	Description
2.1	Shares Purchase Agreement, made as of January 16, 2007, among certain shareholders of Curomax Corporation and all of the shareholders of 2044904 Ontario Inc., 2044903 Ontario Inc. and 2044905 Ontario Inc. and 6680968 Canada Inc.

99.1	Press Release dated January 18, 2007 entitled “DealerTrack to Acquire Curomax Corporation.”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 17, 2007

By:	/s/ Robert J. Cox III
Robert J. Cox III
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
No.	Description
2.1	Shares Purchase Agreement, made as of January 16, 2007, among certain shareholders of Curomax Corporation and all of the shareholders of 2044904 Ontario Inc., 2044903 Ontario Inc. and 2044905 Ontario Inc. and 6680968 Canada Inc.

99.1	Press Release dated January 18, 2007 entitled “DealerTrack to Acquire Curomax Corporation.”